Exhibit 99.1

          Pactiv Announces New Productivity Plan and Cost Reductions;
               Will Reinvest Savings to Enhance Long-Term Growth


    LAKE FOREST, Ill.--(BUSINESS WIRE)--March 15, 2004--

  Board Increases Share Repurchase Authorization to 10 Million Shares

    Pactiv Corporation (NYSE:PTV) today announced a plan to make substantial improvements in its productivity and cost structure and reinvest a portion of the savings to build upon its already successful sales growth efforts. The plan is designed to consolidate certain manufacturing facilities and eliminate excess capacity and low value-added activities. The Company expects to reduce annualized pretax costs by approximately $45 million ($28 million after tax). Approximately $25 million of the savings will be allocated to marketing support and new product development activities.
    The plan includes a rationalization of inefficient manufacturing assets, primarily certain molded fibre facilities in North America and Europe, as well as reducing overhead in several areas of the business. The majority of the plan will be implemented in the second quarter of 2004, with some carryover into the second half.
    "Despite difficult economic conditions, our businesses have performed well over the past few years because of our continuing focus on improving productivity, introducing new products, and making accretive acquisitions. This initiative creates a stronger company by improving our competitive position and supporting even more growth in our high-margin product lines," said Richard L. Wambold, chairman and chief executive officer of Pactiv.
    As a result of these actions, the Company will take an after-tax charge of approximately $60 million, of which approximately $48 million will be recognized in the first quarter. Approximately $36 million of the total after-tax charge will be cash.
    In a separate action, Pactiv's Board of Directors has increased the Company's share repurchase authorization by 5 million shares, bringing the total authorization to 10 million shares. The Company has repurchased 3.9 million shares against the authorization, with 3.0 million repurchased in 2004. "We believe the current level of our stock price makes additional share repurchases very attractive," Wambold continued. Purchases will be made from time to time, based on market conditions, and the shares may be purchased in open market or privately negotiated transactions. The repurchased shares will be held in Treasury and used for general corporate purposes.

    Outlook

    The Company reiterates its outlook for 2004 earnings per share from continuing operations, excluding the restructuring charges referred to above, in a range of $1.53 to $1.60. The attached "Regulation G GAAP Reconciliation" reconciles non-GAAP financial measures used in this press release with GAAP financial measure as required by Regulation G.

    Conference Call

    The Company will hold a conference call to discuss these matters on Tuesday, March 16, at 8:30 a.m. Eastern time. To participate, please dial 973-935-8504. The passcode is "March". A replay will be available the afternoon of March 16 through April 6. To access the replay, please dial 973-341-3080 and enter pin number 4602119. The conference call also will be webcast on the Company's website at www.pactiv.com.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section, and includes such words as "plan", "build upon", "expects", "will be", "will take", and "believe". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation, a $3.1 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 80 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                      Outlook for Full Year 2004

                                          Year ended December 31,
                                     --------------------------------
                                         2004 (Outlook)
                                     ---------------------
                                        High       Low        2003
                                      estimate   estimate   (Actual)
                                     ---------- ---------- ----------
Diluted earnings per share
Continuing operations - US GAAP basis    $1.21      $1.14      $1.21

Adjustments to exclude:
Restructuring and other charges           0.39       0.39          -
Tenneco Packaging litigation
 settlement and other                        -          -       0.22
                                     ---------- ---------- ----------
Continuing operations excluding
 litigation settlement and
 restructuring and other charges          1.60       1.53       1.43

Adjustments to exclude:
Pension income                           (0.19)     (0.19)     (0.25)
                                     ---------- ---------- ----------

Continuing operations excluding
 litigation settlement, restructuring
 and other charges, and pension
 income (a)                              $1.41      $1.34      $1.18
                                     ========== ========== ==========

Percent change - 2004 vs. 2003              19%        14%


(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income from continuing operations includes the after-tax effects of restructuring and other charges, Tenneco Packaging litigation settlement, and pension income. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and other charges, Tenneco Packaging litigation settlement, and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com